Exhibit 99.1

NATIONAL AMERICAN UNIVERSITY HOLDINGS, INC. REPORTS FISCAL 2018 FIRST QUARTER RESULTS

Company to host conference call on September 28, 2017, at 11:00 a.m. ET

Financial and Operational Highlights

  *
Combined enrollment in graduate and doctoral programs increased 21.9% to 478 students during the FY 2018 first quarter (summer 2017 term) from the prior-year quarter.

  *
Students enrolled in 54,951 credit hours in the FY 2018 first quarter, a 5.0% decrease from 57,841 credit hours during the prior summer term. Enrollment by total headcount decreased 13.4% from the prior-year period, to 5,917 students as of August 31, 2017, as a result of a decrease in continuing education and undergraduate & diploma students.

  *
FY 2018 first quarter total revenue was $19.8 million, compared to $21.1 million in the prior-year period. The Company’s total academic segment revenue was $19.2 million in the FY 2018 first quarter, compared to $20.8 million in the prior-year period.

  *
FY 2018 first quarter net loss attributable to the Company was $(3.8) million, compared to $(2.1) million in the prior-year period, primarily as a result of decreased revenue on lower enrollment and a $1.0 million deferred tax asset valuation allowance, as well as increased operating expenses related to educational services, a one-time loss on lease termination of $0.4 million, and condominium sales.

  *
Balance sheet at August 31, 2017, included cash and cash equivalents and investments of $11.2 million, taxes receivable of $2.3 million, working capital of $6.4 million; no outstanding lending debt; and stockholders’ equity of $25.1 million, or approximately $1.04 per diluted share.

  *
The Board of Directors declared a cash dividend in the amount of $0.045 per share on all shares of the Company’s common stock outstanding and of record as of the close of business on September 30, 2017, which will be paid on or about October 6, 2017.

Rapid City, South Dakota, September 27, 2017 — National American University Holdings, Inc. (the “Company”) (NASDAQ: NAUH), which through its wholly owned subsidiary operates National American University (“NAU” or the “University”), a regionally accredited, proprietary, multi-campus institution of higher learning, today reported unaudited financial results for its fiscal 2018 first quarter ended August 31, 2017.

Management Commentary
Ronald L. Shape, Ed.D., President and Chief Executive Officer of the Company, stated, “During the summer 2017 term, we continued to see students take advantage of the NAU Tuition Advantage plan, enrolling in more courses at a lower per-credit hour price point. This had a positive impact on our top line, which offset the effect the lower enrollment headcount would have had on the period. While the summer term is generally impacted by seasonality due to the timing of student vacations, the number of credit hours enrolled was also affected by the discontinuation of certain programs in certain locations. We continue to focus on our enrollment effort, placing emphasis on retention initiatives, proactive student support, and improved marketing programs, while continuing to work with former students of recently closed institutions and prospective students in Canada. We are also making progress on our planned acquisition of the assets of Henley-Putnam University. We expect this transaction to close in early 2018 as it is subject to certain approvals by various regulatory and accrediting bodies, including the Higher Learning Commission. We look forward to begin offering programming in strategic security, intelligence and counter-terrorism, areas that are seeing high job growth in today’s economy.”

Dr. Shape continued, “We continue to review areas throughout our organization, seeking ways to improve profitability while remaining committed to our core principles and leveraging our nationally recognized brand. In addition, we continue to review our physical footprint, taking a hard look at each location and whether students find the on-ground resources valuable to their academic success. As we complete this review, we will be able to determine how best to achieve greater efficiencies across our system while still providing students the resources they need and in the delivery format they prefer. In recent years, we have made a concerted effort to better align our expenses with revenue and enrollment expectations while holding steadfast on our non-negotiables of academic quality and student support. Our students are our no. 1 priority, and we are committed to ensuring any changes we make do not impact the resources they need to achieve their academic goals.”

National American University Holdings Inc.	Page 2
September 27, 2017

Operating Review

Enrollment Update

Total NAU student enrollment for the summer 2017 term was 5,917 students, compared to 6,832 during the prior summer term. Students enrolled in 54,951 credit hours compared to 57,841 credit hours during the prior summer term. The current average age of NAU’s students continues to be in the mid-30s, with those seeking undergraduate degrees remaining the highest portion of NAU’s student population.

The following is a summary of student enrollment at August 31, 2017, and August 31, 2016, by degree level and by instructional delivery method:

	August 31, 2017 (Summer ’17 Term)		August 31, 2016 (Summer ’16 Term)
	No. of Students	% of Total	No. of Students	% of Total
Continuing Ed	103	1.7%	254	3.7%
Doctoral	94	1.6%	80	1.2%
Graduate	384	6.5%	312	4.6%
Undergraduate & Diploma	5,336	90.2%	6,186	90.5%

Total	5,917	100.0%	6,832	100.0%

	No. of Credits	% of Total	No. of Credits	% of Total
On-Campus	9,323	17.0%	7,392	12.8%
Online	40,512	73.7%	45,542	78.7%
Hybrid	5,116	9.3%	4,907	8.5%

Total	54,951	100.0%	57,841	100.0%

Financial Review

The Company, through its wholly owned subsidiary, operates in two business segments: academics, which consists of NAU’s undergraduate, graduate, and doctoral education programs and contributes the primary portion of the Company’s revenue; and ownership in and development of multiple apartments and condominium complexes from which it derives sales and rental income. The real estate operations generated approximately 2.8% of the Company’s revenue for the quarter ended August 31, 2017.

Fiscal 2018 First Quarter Financial Results

●
Total revenue for the FY 2018 first quarter was $19.8 million, compared to $21.1 million in the same period last year. Academic tuition revenue was $18.2 million, compared to $19.4 million in the prior-year period. Auxiliary (bookstore) revenue was $1.0 million for the FY 2018 first quarter, compared to $1.4 million in the prior-year period. This decrease in academic revenue was primarily a result of a decrease in enrollment, which was partially offset by the new NAU Tuition Advantage plan that was approved by NAU’s board of governors in November 2016 and became effective in March 2017.

●
For the FY 2018 first quarter, educational services expense was $6.9 million, or 35.9% of total academic segment revenue, compared to $6.5 million, or 31.0%, for the FY 2017 first quarter. This percentage increase was a result of fixed costs on a decreasing revenue base and additional expense to launch new programs and transfer programs from closing institutions.

Educational services expense specifically relates to academics, and includes salaries and benefits of faculty and academic administrators, costs of educational supplies, faculty reference and support material and related academic costs.

●
During the FY 2018 first quarter, SG&A expenses decreased to $15.5 million, or 78.3% of total revenue, from $16.5 million, or 78.0%, in the prior-year period.

National American University Holdings Inc.	Page 3
September 27, 2017

●
Loss before income taxes and non-controlling interest for the FY 2018 first quarter was $(4.1) million, compared to $(3.0) million in the same period last year, primarily as a result of decreased revenue on lower enrollment, as well as increased operating expenses related to educational services, loss on lease termination, and condominium sales.

●
Operating expense was impacted by a one-time loss on lease termination of $0.4 million related to the payment to terminate the lease for the Tigard, Oregon, campus. This campus closed in the third quarter of FY 2017.

●
Net loss attributable to the Company for the FY 2018 first quarter was $(3.8) million, or ($0.16) per diluted share based on 24.2 million shares outstanding, compared to net loss attributable to the Company of $(2.1) million, or ($0.09) per diluted share based on 24.1 million shares outstanding, in the prior-year period, as a result of the reasons mentioned above and a $1.0 million reduction in benefit from income taxes.

●
During the FY 2018 first quarter, the Company recorded a $1.0 million valuation allowance against its deferred tax assets, similar to the charge taken during the FY 2017 third quarter. This non-cash charge, reducing the benefit from income taxes, is a result of the Company’s assessment of the realizability of its deferred tax assets over a certain period of time. A primary factor in the assessment is that the Company is in a cumulative loss position over the three-year period ended August 31, 2017. This valuation allowance can be reduced or reversed in the future as the Company returns to profitability.

●
LBITDA for the FY 2018 first quarter were ($2.7) million, compared to LBITDA of $(1.5) million in the prior-year period. A table reconciling EBITDA/LBITDA to net income/loss can be found at the end of this release.

Balance Sheet Highlights
(in millions except for percentages)	8/31/2017	5/31/2017	% Change
Cash and Cash Equivalents/Investments	$11.2*	16.2	(30.7)%
Working Capital	6.4	11.2	(43.5)%)
Other Long-term Liabilities	3.3	4.0	(17.9)%
Stockholders’ Equity	25.1	29.9	(16.2)%

*Decrease in cash was primarily the result of expenditures related to lease terminations, operating loss, the dividend, and the construction of Arrowhead Apartments.

Quarterly Dividend

The Board of Directors declared a cash dividend in the amount of $0.045 per share on all shares of the Company’s common stock outstanding and of record as of the close of business on September 30, 2017, which will be paid on or about October 6, 2017.

Conference Call Information

Management will discuss these results in a conference call (with accompanying presentation) on Thursday, September 28, 2017, at 11:00 a.m. ET.

The dial-in numbers are:
(877) 407-9078 (U.S.)
(201) 493-6745 (International)

Accompanying Slide Presentation and Webcast
The Company will also have an accompanying slide presentation available in PDF format at the “Investor Relations” section of the NAU website at http://investors.national.edu. The presentation will be made available 30 minutes prior to the conference call. In addition, the call will be simultaneously webcast over the Internet via the “Investor Relations” section of the NAU website or by clicking on the conference call link: http://national.equisolvewebcast.com/q1-2018.

About National American University Holdings, Inc.

National American University Holdings, Inc., through its wholly owned subsidiary, operates National American University, a regionally accredited, proprietary, multi-campus institution of higher learning offering associate, bachelor’s, master’s, and doctoral degree programs in technical and professional disciplines. Accredited by the Higher Learning Commission, NAU has been providing technical and professional career education since 1941. NAU opened its first campus in Rapid City, South Dakota, and has since grown to multiple locations throughout the United States. In 1998, NAU began offering online courses. Today, NAU offers degree programs in traditional, online, and hybrid formats, which provide students increased flexibility to take courses at times and places convenient to their busy lifestyles.

National American University Holdings Inc.	Page 4
September 27, 2017

Forward Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the Company's business. Statements made in this release, other than those concerning historical financial information, may be considered forward-looking statements, which speak only as of the date of this release and are based on current beliefs and expectations and involve a number of assumptions. These forward-looking statements include outlooks or expectations for earnings, revenue, expenses or other future financial or business performance, strategies or expectations, or the impact of legal or regulatory matters on business, results of operations or financial condition. Specifically, forward-looking statements may include statements relating to the future financial performance of the Company; the ability to continue to receive Title IV funds; the growth of the market for the Company’s services; expansion plans and opportunities; consolidation in the market for the Company’s services generally; and other statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions. These forward-looking statements involve a number of known and unknown risks and uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by those forward-looking statements. Other factors that could cause the Company’s results to differ materially from those contained in its forward-looking statements are included under, among others, the heading “Risk Factors” in the Company’s Annual Report on Form 10-K, which the Company filed on August 4, 2017, and in its other filings with the Securities and Exchange Commission. The Company assumes no obligation to update the information contained in this release.

Contact Information:
National American University Holdings, Inc.
Dr. Ronald Shape
605-721-5220
rshape@national.edu

Investor Relations Counsel
The Equity Group Inc.
Carolyne Y. Sohn
415-568-2255
csohn@equityny.com

Adam Prior
212-836-9606
aprior@equityny.com

National American University Holdings Inc.	Page 5
September 27, 2017

NATIONAL AMERICAN UNIVERSITY HOLDINGS, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
FOR THE THREE MONTHS ENDED AUGUST 31, 2017 AND 2016
(In thousands, except share and per share amounts)

	Three Months Ended
	August 31,
	2017	2016
REVENUE:
Academic revenue	$18,190	$19,438
Auxiliary revenue	1,044	1,394
Rental income — apartments	342	298
Condominium sales	220	-

Total revenue	19,796	21,130

OPERATING EXPENSES:
Cost of educational services	6,900	6,468
Selling, general and administrative	15,508	16,482
Auxiliary expense	741	1,049
Cost of condominium sales	236	-
Loss on lease termination	362	-
(Gain) loss on disposition of property	(41)	6

Total operating expenses	23,706	24,005

OPERATING LOSS	(3,910)	(2,875)

OTHER INCOME (EXPENSE):
Interest income	20	22
Interest expense	(209)	(214)
Other income — net	44	37

Total other expense	(145)	(155)

LOSS BEFORE INCOME TAXES	(4,055)	(3,030)

INCOME TAX BENEFIT	241	991

NET LOSS	(3,814)	(2,039)

NET INCOME ATTRIBUTABLE TO NON-CONTROLLING INTEREST	(14)	(17)

NET LOSS ATTRIBUTABLE TO NATIONAL AMERICAN UNIVERSITY HOLDINGS, INC. AND
SUBSIDIARIES	(3,828)	(2,056)

OTHER COMPREHENSIVE (LOSS) INCOME, NET OF TAX
Unrealized (losses) gains on investments, net of tax benefit (expense)	(6)	4

COMPREHENSIVE LOSS ATTRIBUTABLE TO NATIONAL AMERICAN UNIVERSITY
HOLDINGS, INC.	(3,834)	(2,052)

Basic net loss per share attributable to National American University Holdings, Inc.	$(0.16)	$(0.09)
Diluted net loss per share attributable to National American University Holdings, Inc.	$(0.16)	$(0.09)
Basic weighted average shares outstanding	24,181,440	24,114,294
Diluted weighted average shares outstanding	24,181,440	24,114,294

National American University Holdings Inc.	Page 6
September 27, 2017

NATIONAL AMERICAN UNIVERSITY HOLDINGS, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
AS OF AUGUST 31, 2017 AND CONDENSED
CONSOLIDATED BALANCE SHEET AS OF MAY 31, 2017
(In thousands, except share and per share amounts)

	August 31,	May 31,
	2017	2017
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$7,017	$11,974
Available for sale investments	4,185	4,183
Student receivables — net of allowance of $1,068 and $1,195 at August 31, 2017 and
May 31, 2017, respectively	3,336	2,895
Other receivables	217	458
Income taxes receivable	2,300	2,301
Prepaid and other current assets	1,167	1,649
Total current assets	18,222	23,460
Total property and equipment - net	30,586	31,318
OTHER ASSETS:
Condominium inventory	385	621
Land held for future development	229	229
Course development — net of accumulated amortization of $3,388 and $3,322 at
August 31, 2017 and May 31, 2017, respectively	1,114	1,111
Deferred income taxes	47	-
Other	802	853
Total other assets	2,577	2,814
TOTAL	$51,385	$57,592

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Current portion of capital lease payable	$342	$331
Accounts payable	3,098	3,076
Dividends payable	1,097	1,094
Income taxes payable	120	113
Deferred income	1,884	1,691
Accrued and other liabilities	5,323	5,906
Total current liabilities	11,864	12,211
DEFERRED INCOME TAXES	-	194
OTHER LONG-TERM LIABILITIES	3,293	4,010
CAPITAL LEASE PAYABLE, NET OF CURRENT PORTION	11,148	11,237
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
Common stock, $0.0001 par value (50,000,000 authorized; 28,568,855 issued and
24,232,895 outstanding as of August 31, 2017; 28,557,968 issued and 24,224,924
outstanding as of May 31, 2017)	3	3
Additional paid-in capital	59,117	59,060
(Accumulated deficit) Retained earnings	(11,540)	(6,622)
Treasury stock, at cost (4,335,960 shares at August 31, 2017 and 4,333,044
shares at May 31, 2017)	(22,488)	(22,481)
Accumulated other comprehensive loss, net of taxes - unrealized loss on available
for sale securities	(10)	(4)
Total National American University Holdings, Inc. stockholders' equity	25,082	29,956
Non-controlling interest	(2)	(16)
Total stockholders' equity	25,080	29,940
TOTAL	$51,385	$57,592

National American University Holdings Inc.	Page 7
September 27, 2017

The following table provides a reconciliation of net loss attributable to the Company to EBITDA/LBITDA:

	Three Months Ended August 31,
	2017	2016
	(dollars in thousands)
Net (Loss) Attributable to the Company	$(3,828)	$(2,056)
Net Income Attributable to Non-Controlling Interest	14
Interest Income	(20)
Interest Expense	209
Income Taxes	(241)
Depreciation and Amortization	1,206

(LBITDA)	$(2,660)	$(1,532)

EBITDA/LBITDA consists of income attributable to the Company, less income from non-controlling interest, plus loss from non-controlling interest, minus interest income, plus interest expense (which is not related to any debt but to the accounting required for the capital lease), plus income taxes, plus depreciation and amortization. The Company uses EBITDA/LBITDA as a measure of operating performance. However, EBITDA/LBITDA is not a recognized measurement under U.S. generally accepted accounting principles, or GAAP, and when analyzing its operating performance, investors should use EBITDA/LBITDA in addition to, and not as an alternative for, income as determined in accordance with GAAP. Because not all companies use identical calculations, the Company’s presentation of EBITDA/LBITDA may not be comparable to similarly titled measures of other companies and is therefore limited as a comparative measure. Furthermore, as an analytical tool, EBITDA/LBITDA has additional limitations, including that (a) it is not intended to be a measure of free cash flow, as it does not consider certain cash requirements such as tax payments; (b) it does not reflect changes in, or cash requirements for, its working capital needs; and (c) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized often will have to be replaced in the future, and EBITDA/LBITDA does not reflect any cash requirements for such replacements, or future requirements for capital expenditures or contractual commitments. To compensate for these limitations, the Company evaluates its profitability by considering the economic effect of the excluded expense items independently as well as in connection with its analysis of cash flows from operations and through the use of other financial measures.

The Company believes EBITDA/LBITDA is useful to an investor in evaluating its operating performance because it is widely used to measure a company’s operating performance without regard to certain non-cash expenses (such as depreciation and amortization) and expenses that are not reflective of its core operating results over time. The Company believes EBITDA/LBITDA presents a meaningful measure of corporate performance exclusive of its capital structure, the method by which assets were acquired and non-cash charges, and provides us with additional useful information to measure its performance on a consistent basis, particularly with respect to changes in performance from period to period.